Exhibit 99.1

SandRidge Permian Trust Announces Quarterly Distribution

SANDRIDGE PERMIAN TRUST

The Bank of New York Mellon Trust Company, N.A., Trustee

News Release

For Immediate Release

HOUSTON, Texas October 22, 2020 — SANDRIDGE PERMIAN TRUST (OTC Pink: PERS) today announced a quarterly distribution for the three-month period ended September 30, 2020 (which primarily relates to production attributable to the Trust’s royalty interests from June 1, 2020 to August 31, 2020) of approximately $1.7 million, or $0.033 per unit. The Trust makes distributions on a quarterly basis on or about the 60th day following the completion of each quarter. The distribution is expected to occur on or before November 25, 2020 to holders of record as of the close of business on November 13, 2020.

During the three-month production period ended August 31, 2020, combined sales volumes were lower than the previous period while oil prices increased. As no additional development wells will be drilled, the Trust’s production is expected to decline each quarter during the remainder of its life.

As previously disclosed, commencing with the distribution to unitholders paid in the first quarter of 2019, the Trustee has withheld, and in the future intends to withhold, the greater of $190,000 or 3.5% of the funds otherwise available for distribution each quarter to gradually increase existing cash reserves by a total of approximately $2,275,000.  The withholding for this distribution is $190,000.  This cash is reserved to pay or provide for the payment of future known, anticipated or contingent expenses or liabilities of the Trust.

As previously disclosed, on October 13, 2020, Avalon Energy, LLC (“Avalon”), the sponsor of the Trust, notified the Trustee that Avalon had entered into a purchase and sale agreement with Montare Resources I, LLC (“Montare”) for the sale of certain wells, the production from which is burdened by overriding royalty interests held by the Trust (the “Overriding Royalty Interests”). As permitted under the Amended and Restated Trust Agreement governing the Trust, the Assets have been sold to Montare unburdened by the Trust’s Overriding Royalty Interests, and the Trust has received approximately $4.9 million for the Royalty Interests released by the Trustee in connection with the sale of the Assets. These proceeds will be distributed by the Trust, less any withholdings as determined by the Trustee, to unitholders with the quarterly distribution, if any, for the three-month period ending December 31, 2020 (which primarily relates to production attributable to the Trust’s royalty interests from September 1, 2020 to November 30, 2020) in accordance with the terms of conveyances granting the Overriding Royalty Interests to the Trust. Such distribution is expected to occur in late February 2021.

The Trust owns Overriding Royalty Interests in specified oil and natural gas wells located on properties situated in the Central Basin Platform of the Permian Basin in Andrews County, Texas (the “Underlying Properties”), and is entitled to receive proceeds from the sale of production attributable to the Overriding Royalty Interests.  As described in the Trust’s filings with the Securities and Exchange Commission (the “SEC”), the amount of the quarterly distributions is expected to fluctuate from quarter to quarter, depending on the proceeds received by the Trust as a result of actual production volumes, oil, natural gas and natural gas liquids prices, and the amount and timing of the Trust’s administrative expenses, among other factors.  All Trust unitholders share distributions on a pro rata basis.

As previously reported in the Trust’s Form 8-K filed on April 23, 2020, Avalon informed the Trustee that Avalon would be unable to pay on a timely basis the approximately $4.65 million it owes the Trust, which reflects the quarterly distribution amount for the three-month period ended March 31, 2020 (which primarily relates to production attributable to the Trust’s interests from December 1, 2019 to February 29, 2020) of approximately $3.73 million, or $0.071 per unit,  together with approximately $0.73 million of Trust expenses and $0.19 million to be withheld by the Trustee for the Trust’s previously disclosed cash reserve for future known, anticipated or contingent expenses or liabilities of the Trust. Consequently, the Trustee was not able to make the quarterly distribution to unitholders in the second quarter of 2020. In accordance with the terms of the conveyances granting the Trust its Overriding Royalty Interests (the “Conveyances”), the unpaid amount owed the Trust will accrue interest at the rate of interest per annum publicly announced from time to time by The Bank of New York Mellon Trust Company, N.A. at its “prime rate” in effect at its principal office in New York City until paid to the Trust. Avalon has informed the Trustee that Avalon intends to make the payment of the May 2020 distribution to the Trust, with interest in accordance with the Conveyances, when funds are available to do so. The Trustee intends to monitor the situation closely and, if appropriate, may take legal action against Avalon to enforce the Trust’s rights under the Conveyances.

As previously reported in the Trust’s Annual Report on Form 10-K for the year ended December 31, 2019 and the Trust’s Quarterly Report on Form 10-Q for the period ended June 30, 2020, the World Health Organization characterized the outbreak of a novel strain of the coronavirus (“COVID-19”) as a pandemic, which has resulted in the implementation of a series of public health and emergency measures to combat the spread of COVID-19. These measures have adversely affected general commercial activity, the economies and financial markets of many countries and localities, and global demand for oil and natural gas. The duration and impact of COVID-19 is unknown at this time and it is not possible to reliably estimate the impact that these developments will have on future periods. The impact of the COVID-19 pandemic on crude oil consumption and the resulting build-up in inventories combined with the sharp decline in commodity prices following the announcement of price reductions and production increases in March 2020 by members of the Organization of Petroleum Exporting Countries (“OPEC+”) and other foreign, oil-exporting countries has created uncertainty in the oil and gas industry. Although OPEC+ has since agreed to certain production cuts, prices in the oil and gas market have remained depressed, as the oversupply and lack of demand in the market persist. Oil and natural gas prices are expected to continue to be volatile as a result of the near-term production instability and the ongoing COVID-19 outbreak and as changes in oil and natural gas inventories, industry demand and global and national economic performance are reported. As a result of price volatility, Avalon has seen a deterioration in cash flows from the Underlying Properties.

Volumes, average prices and distributable income available to unitholders for the period were (dollars in thousands, except average prices and per unit):

Sales Volumes
Oil (MBbl)	70
Natural Gas Liquids “NGL” (MBbl)	9
Natural Gas (MMcf)	32
Combined (MBoe)	85
Average Price
Oil (per Bbl)	$36.80
NGL (per Bbl)	$14.92
Natural Gas (per Mcf)	$0.99
Natural Gas (per Mcf) including impact of post-production expenses	$0.78
Revenues	$2,748
Expenses	826
Distributable income	$1,922
Additional cash reserve	190
Distributable income available to unitholders	$1,732
Distributable income per unit (52,500,000 units issued and outstanding)	$0.033

Pursuant to Internal Revenue Code Section 1446, withholding tax on income effectively connected to a United States trade or business allocated to non-U.S. persons (“ECI”) should be made at the highest marginal rate. Under Section 1441, withholding tax on fixed, determinable, annual, periodic income from United States sources allocated to non-U.S. persons should be made at 30% of gross income unless the rate is reduced by treaty. This is intended to be a qualified notice by SandRidge Permian Trust to nominees and brokers as provided for under Treasury Regulation Section 1.1446-4(b), and while specific relief is not specified for Section 1441 income, this disclosure is intended to suffice. Nominees and brokers should withhold at the highest marginal rate on the distribution made to non-U.S. persons. The Tax Cuts and Jobs Act (the “TCJA”) enacted in December 2017 treats a non-U.S. holder’s gain on the sale of Trust units as ECI to the extent such holder would have had ECI if the Trust had sold all of its assets at fair market value on the date of the exchange. The TCJA also requires the transferee of units to withhold 10% of the amount realized on the sale of exchange of units (generally, the purchase price) unless the transferor certifies that it is not a nonresident alien individual or foreign corporation. Pending the finalization of proposed regulations under IRC Section 1446, the IRS has suspended this new withholding obligation with respect to publicly traded partnerships such as the Trust, which is classified as a partnership for federal and state income tax purposes.

This press release contains statements that are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release, other than statements of historical facts, are “forward-looking statements” for purposes of this provisions. These forward-looking statements include the amount and date of any anticipated distribution to unitholders, the Trustee’s planned withholding of funds to increase cash reserves for future known, anticipated or contingent expenses or liabilities of the Trust, expectations regarding the ability of Avalon to make the payment of the amount it owes to the Trust for quarterly distribution for the three-month period ended September 30, 2020 (which primarily relates to production attributable to the Trust’s interests from June 1, 2020 to August 31, 2020), the impact of COVID-19 on the global economy, the timing of payment of the expected amount relating to the May 2020 distribution together with interest thereon, possible actions by the Trustee to enforce the Trust’s rights under the Conveyances, and the amount and date of any future distributions to unitholders of the Trust. The anticipated distribution is based, in part, on the amount of cash received or expected to be received by the Trust from Avalon with respect to the relevant period. Any differences in actual cash receipts by the Trust could affect this distributable amount. The amount of such cash received or expected to be received by the Trust (and its ability to pay distributions) has been and will be significantly and negatively impacted by prevailing low commodity prices, which could remain low for an extended period of time or decline further. In addition to the recent collapse of oil prices and the worldwide collapse of demand for oil, recent announcements by Saudi Arabia and Russia to abandon output restraints, and the economic effects of the COVID-19 pandemic, other important factors that could cause actual results to differ materially and adversely impact distributions to unitholders include lease operating expenses related to the operation of the Underlying Properties, expenses of the Trust, and reserves made by the Trust for anticipated future expenses. Statements made in this press release are qualified by the cautionary statements made in this press release. Neither Avalon nor the Trustee intends, and neither assumes any obligation, to update any of the statements included in this press release. An investment in common units issued by the Trust is subject to the risks described in the Trust’s Annual Report on Form 10-K for the year ended December 31, 2019, its Quarterly Report on Form 10-Q for the period ended June 30, 2020, and all of its other filings with the SEC. The Trust’s annual, quarterly and other filed reports are or will be available over the Internet at the SEC’s website at http://www.sec.gov.

Contact:	SandRidge Permian Trust
The Bank of New York Mellon Trust Company, N.A., as Trustee
Sarah Newell
1(512) 236-6555